SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2005

               SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

500 John Ringling Boulevard, Sarasota, Florida 34242
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 388-2882

________________________________________________
(Former name or former address, if changed since last report)
ITEM 1.01.	ENTRY INTO A MATERIAL AGREEMENT

          On November 29, 2005, SkyLynx Communications, Inc. the (the "Company") executed a definitive Agreement and Plan of Merger ("the Merger Agreement") between and among the Company, an acquisition subsidiary SkyLynx Acquisition Company ("SAC"), and Vetco Hospitals, Inc., a California corporation ("VETCO").

          The Merger Agreement provides for the Merger of SAC with and into VETCO, with VETCO to be the surviving corporation

          Upon consummation of the Merger, all issued and outstanding shares of VETCO common stock will be converted automatically into an aggregate of 1,000,000 SkyLynx Series A Convertible Preferred Stock having a Stated Value of $3.00 per share (the "Series A Preferred"). The number of shares of Series A Preferred to be issued to the VETCO shareholders shall be adjusted at the time of Closing such that the total number of shares of SkyLynx Common Stock issuable upon conversion of the Series A Preferred (the "Conversion Stock") shall represent, at closing, 55% of the total issued and outstanding shares of SkyLynx Common Stock, on the Closing Date, on a fully diluted basis, excluding shares of Common Stock issued or reserved for issuance pursuant to Securities Purchase Agreements and related instruments entered into by SkyLynx with NIR Group investors. The Series A Preferred Stock shall have the following rights and preferences:

Voting Rights: Each issued and outstanding share of Series A Preferred shall entitle a holder to vote on any and all matters presented to the shareholders of SkyLynx for approval, including the election of directors, based on the number of shares of Conversion Stock into which the Series A Preferred is then convertible. The Series A Preferred shall vote together with all other outstanding shares of voting securities, voting as a single class..

Dividend: None.

Redemption Right: None

Conversion: Each share of Series A Preferred is convertible into the number of shares of Conversion Stock as set forth in the Certificate of Designation, at any time, at the option of the holder, subject to adjustment under certain circumstances. In addition, the shares of Series A Preferred to be issued hereunder will automatically convert into Conversion Stock upon there being made available for issuance a sufficient number of shares of SkyLynx Common Stock that are not reserved for issuance pursuant to the exercise of outstanding rights to acquire shares of SkyLynx Common Stock.

Liquidation Preference: $3.00 per share of Preferred Stock, senior to the rights of holders of Common Stock, subject to subordination of their interests if required by any new financing obtained by SkyLynx and approved by the board of directors.

          At the Effective Time, all issued and outstanding options, warrants and other rights to acquire shares of VETCO common stock, if any, shall be converted into identical rights with respect to SkyLynx Common Stock. No new options are to be granted prior to closing.

          All shares of Series A Preferred to be issued in the merger (the "Merger Securities") shall be delivered to and deposited into escrow (the "Closing Escrow") with the SkyLynx acting corporate secretary, as escrow agent, pursuant to the terms of a Closing Escrow Agreement. Under the terms of the Closing Escrow Agreement, the Merger Securities shall be held in escrow until VETCO shall have delivered to SkyLynx the VETCO Financial Statements and Pro Forma Financial Information required and Form 8-K under the Exchange Act, provided, however, that in the event that any VETCO Undisclosed Liability arises in connection with the VETCO Financial Statements, an amount of shares of Series A Preferred shall be held in the Closing Escrow contemplated hereby until such VETCO Undisclosed Liability is disposed to the satisfaction of the auditors who prepared the VETCO Financial Statements. If such VETCO Undisclosed Liability can not be satisfied within 75 days after delivery of the VETCO Financial Statements to SkyLynx, then the number of shares of Series A Preferred to be distributed to the VETCO Shareholders from the Closing Escrow shall be reduced by the value of the liability based upon a Series A Preferred value of $3.00 per share.

          VETCO currently has outstanding indebtednesses in the form of Convertible Debentures in the aggregate principal amount of $100,000 (the "VETCO Debt"). This VETCO Debt shall be converted into SkyLynx Series A Preferred Stock as part of the 1,000,000 shares to be delivered to VETCO hereunder.

          Concurrently with the Closing and for a period of two (2) years following Closing, the Board of Directors of SKYLYNX shall, in accordance with the Delaware General Corporation Law (the "DGCL") and the Articles of Incorporation and By-Laws of SKYLYNX consist of an odd number of directors. SkyLynx and Bryan Shobe, on behalf of the VETCO shareholders, shall each select five (5) directors, and those directors shall select the final, odd-number, director. Upon satisfaction of the SlyLynx loan from Witzer, the board will be reduced to seven (7) members with SkyLynx and Shobe each selecting three (3) directors and those six (6) choosing a seventh member.

          The respective obligations of the parties under the Merger Agreement are subject to the satisfaction or waiver of a number of conditions, including, among others:
*	That the representations and warranties of the respective parties in the Merger Agreement remain true and accurate in all material respects as of the Closing;

*	Approval of the Merger by the Board of Directors and shareholders of VETCO;

*	That each of the parties to the Merger Agreement has performed in all material respects all of its respective obligations under the Merger Agreement;

*

That no beneficial or record owner of any outstanding shares of VETCO Common Stock shall have exercised or shall have given notice to SKYLYNX or VETCO of their intent to exercise any rights under applicable state law, if any, to dissent from the Merger or obtain the payment of the fair market value of such shares of VETCO Common Stock in lieu of participating in the Merger in accordance with the terms and subject to the conditions set forth herein.

          The Merger Agreement may be terminated in accordance with the terms of the Agreement.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Item	Title

1.0	Merger Agreement dated November 29, 2005

SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
SKYLYNX COMMUNICATIONS, INC.
Date: December 5, 2005	By: /s/ Gary L. Brown Gary L. Brown, President and Chief Executive Officer